PROSPECTUS

                                6,000,000 SHARES

                         EQUITY OFFICE PROPERTIES TRUST

 5.25% SERIES B CONVERTIBLE, CUMULATIVE PREFERRED SHARES OF BENEFICIAL INTEREST

                          ---------------------------

     This Prospectus relates to the offer and sale from time to time by certain holders (the "Selling Shareholders") of up to 6,000,000 of our 5.25% Series B Convertible, Cumulative Preferred Shares of Beneficial Interest, $.01 par value per share, $50.00 liquidation preference per share (the "Offered Shares" or the "Series B Preferred Shares"). The Selling Shareholders received their Offered Shares in a private placement in February 1998. We are registering the Offered Shares as required under the terms of a registration rights agreement entered into at the time of the original private placement to the Selling Shareholders (the "Registration Rights Agreement"). The registration of the Offered Shares does not necessarily mean that any of the Offered Shares will be offered or sold by the Selling Shareholders. We will receive no proceeds of any sales of the Offered Shares, but will incur expenses in connection with the offering. See "No Proceeds to the Company," "Selling Shareholders" and "Plan of Distribution."

     The Offered Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "EOPprB." Our common shares of beneficial interest, par value $.01 per share (the "Common Shares"), are listed on the NYSE under the symbol "EOP."

                          ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE OFFERED SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.
                          ---------------------------

     The Selling Shareholders may from time to time offer and sell all or a portion of the Offered Shares in transactions on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Offered Shares are listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Offered Shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this Prospectus under the caption "Plan of Distribution" or any accompanying Prospectus Supplement. The Selling Shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the Offered Shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Offered Shares by the Selling Shareholders and any commissions received by any such agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

                          ---------------------------

               The date of this Prospectus is September 4, 1998.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Information contained in or incorporated by reference into this Prospectus and any accompanying Prospectus Supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to, without limitation, future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 1997, as amended (the "Annual Report"), under the caption "Risk Factors" and other similar statements contained in this Prospectus or any accompanying Prospectus Supplement identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Common Shares are listed on the NYSE under the symbol "EOP," the Series A Preferred Shares (as defined below) are listed on the NYSE under the symbol "EOPpfA" and the Series B Preferred Shares are listed on the NYSE under the symbol "EOPprB." Such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Commission maintains a "web site" that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended.

     b. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

     c. The Company's Current Report on Form 8-K/A, filed with the Commission on February 18, 1998 (amending the Company's Current Report on Form 8-K filed with the Commission on December 24, 1997) and the Company's Current Reports on Form 8-K, filed with the Commission on June 30, 1998, July 10, 1998 and September 3, 1998.

     d. The Company's Registration Statement on Form 8-A, which incorporates by reference a description of the Common Shares from the Company's Registration Statement on Form S-11 (File No. 333-26629).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any applicable Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to Equity Office Properties Trust, Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, Attention: Diane Morefield (telephone number:
(312) 466-3300).

     As used herein and in any accompanying Prospectus Supplement, "Company" means Equity Office Properties Trust, a Maryland real estate investment trust, and one or more of its subsidiaries (including EOP Operating Limited Partnership, a Delaware limited partnership (the "Operating Partnership")), and predecessors thereof (the "Equity Office Predecessors") or, as the context may require, Equity Office Properties Trust only or the Operating Partnership only. All references to the historical activities of the Company prior to July 11, 1997 refer to the activities of the Equity Office Predecessors.

                                  THE COMPANY

     The Company was formed to continue and expand the national office property business organized by Samuel Zell, chairman of the Board of Trustees of the Company. The Company, a self-administered and self-managed real estate investment trust, is the managing general partner of the Operating Partnership. The Company owns all of its assets and conducts substantially all of its business through the Operating Partnership and its subsidiaries.

     The Company's executive offices are located at Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and its telephone number is (312) 466-3300.

                           NO PROCEEDS TO THE COMPANY

     The Company will not receive any of the proceeds from sales of Offered Shares by the Selling Shareholders. All costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby will be paid by the Company, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholders and share transfer and other taxes attributable to the sale of the Offered Shares, which will be paid by the Selling Shareholders. See "Selling Shareholders."

                RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                         PREFERRED SHARE DISTRIBUTIONS

     The Company's ratios of earnings to combined fixed charges and preferred share distributions are as follows:

                                                                             EQUITY OFFICE
                                         SIX MONTHS                           PREDECESSORS       EQUITY OFFICE PREDECESSORS
                                            ENDED           COMPANY            (COMBINED            (COMBINED HISTORICAL)
                                          JUNE 30,       (HISTORICAL)         HISTORICAL)          YEAR ENDED DECEMBER 31,
                                         -----------   JULY 11, 1997 TO    JANUARY 1, 1997 TO   -----------------------------
                                         1998   1997   DECEMBER 31, 1997     JULY 10, 1997      1996    1995    1994    1993
                                         ----   ----   -----------------   ------------------   -----   -----   -----   -----
Ratio of Earnings to Combined Fixed
  Charges and Preferred Share
  Distributions........................  1.95   1.56         2.11                 1.52          1.49    1.21    1.24    1.23

     The ratios of earnings to combined fixed charges and preferred share distributions were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs, the portion of rental expense deemed to represent interest expense and preferred share distributions.

                         SHARES OF BENEFICIAL INTEREST

     The summary of the terms of the Company's shares of beneficial interest, including the Series B Preferred Shares, set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Amendment and Restatement of Declaration of Trust (the "Declaration of Trust"), Articles Supplementary to the Declaration of Trust determining the terms of each series of preferred shares of beneficial interest (each, "Articles Supplementary") and the Bylaws of the Company. Copies of the Declaration of Trust, the Articles Supplementary and the Bylaws may be obtained from the Company.

GENERAL

     The Declaration of Trust of the Company provides that the Company is authorized to issue 750 million Common Shares and 100 million preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"). As of June 30, 1998, 252,580,792 Common Shares and 14,000,000 Preferred Shares were issued and outstanding.

     Under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (the "Maryland REIT Law"), a shareholder is not liable for obligations of the Company. The Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of the Company by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with the property or affairs of the Company by reason of being a shareholder. The Company's Bylaws further provide that the Company shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that the Company shall reimburse each shareholder for all reasonable expenses incurred by him in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

     All Common Shares outstanding are, and all Common Shares issuable upon conversion or redemption of the Offered Shares will be, duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Company's Board of Trustees (the "Board of Trustees") out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently intends to continue to pay regular quarterly distributions.

     Subject to the provisions of the Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

     Holders of Common Shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company. Subject to the exchange provisions of the Declaration of Trust regarding restrictions on transfer, Common Shares have equal distribution, liquidation, voting and other rights.

     Pursuant to the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. The Declaration of Trust provides for an amendment to increase the number of authorized shares and provides that a merger transaction may be approved by majority vote. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Declaration of Trust permits such action by the Board of Trustees.

PREFERRED SHARES GENERALLY

     The Declaration of Trust authorizes the Board of Trustees to issue 100 million Preferred Shares, to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series, as authorized by the Board of Trustees. Prior to issuance of Preferred Shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Declaration of Trust to set, subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Preferred Shares or Common Shares or otherwise be in the holders' best interest. As of the date hereof, 8,000,000 8.98% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, of the Company (the "Series A Preferred Shares") are outstanding and 6,000,000 Series B Preferred Shares are outstanding. The Offered Shares constitute all of the Series B Preferred Shares outstanding as of the date hereof.

SERIES A PREFERRED SHARES

     The Series A Preferred Shares were issued on December 19, 1997. The Series A Preferred Shares rank senior to the Common Shares and on a parity with the Series B Preferred Shares.

     Distributions. Holders of Series A Preferred Shares are entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 8.98% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.245 per share). Such distributions are cumulative from December 19, 1997 and are payable on the fifteenth day of each March, June, September and December of each year or, if not a business day, the next succeeding business day. Distributions are computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to the holders of record of Series A Preferred Shares as they appear in the share records of the Company at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable distribution payment date falls or such other date designated by the Board of Trustees for the payment of distributions that is not more than 30 nor less than 10 days prior to such distribution payment date.

     No distributions on the Series A Preferred Shares will be authorized by the Board of Trustees or paid or set apart for payment if such authorization, payment or setting apart for payment would violate any agreement of the Company or is restricted or prohibited by law. Distributions on the Series A Preferred Shares will, nonetheless, accrue whether or not any of the foregoing restrictions exist, whether or not there are funds legally available for the payment thereof and whether or not they are authorized, and accrued but unpaid distributions will accumulate as of the distribution payment date on which they first become payable.

     Except for pro rata distributions with respect to the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to distributions with the Series A Preferred Shares ("Parity Shares"), no distributions on any Parity Shares or junior shares will be authorized, paid or set aside for payment (other than a distribution payable in junior shares) for any period, no other distribution on any Parity Shares or junior shares and no redemption, purchase or other acquisition for consideration of Parity Shares or junior shares shall be made, in each case unless full cumulative distributions on the Series A Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for full payment thereof is set aside.

     Voting. Holders of Series A Preferred Shares have no other voting rights except as provided by law and as described below.

     Whenever distributions on Series A Preferred Shares are in arrears for six or more quarterly periods, holders of Series A Preferred Shares will be entitled to vote separately as a class with the holders of all Parity Shares (including, without limitation, the owners of Series B Preferred Shares) for the election of two additional trustees of the Company. Such election will be held at a special meeting called by the holders of record of at least 20% of the outstanding Series A Preferred Shares or the outstanding Parity Shares or, if the request for a special meeting is received by the Company less than 90 days prior to the next annual or special meeting of shareholders at the next annual or such special meeting of shareholders and at each subsequent annual meeting of shareholders until all arrearages and the distribution for the then current distribution period have been fully paid or a sum sufficient for the full payment thereof has been set aside. Vacancies for trustees elected by holders of Series A Preferred Shares and Parity Shares will be filled by the remaining trustee so elected then in office, or there is no such remaining trustee, by vote of holders of a majority of the outstanding Series A Preferred Shares and the outstanding Parity Shares voting as a single class. A trustee elected by the holders of Series A Preferred Shares and Parity Shares may be removed with or without cause and only by vote of holders of a majority of the outstanding Series A Preferred Shares and the outstanding Parity Shares voting as a single class.

     In addition to the foregoing voting rights, for so long as any Series A Preferred Shares are outstanding, any authorization of, increase in the authorized amount of or number of issued, or reclassification of, any class or series or shares ranking prior to the Series A Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up of the Company or any obligations or securities convertible into or evidencing the right to purchase any such class or series of shares, or any amendment of the Declaration of Trust, by merger, consolidation or otherwise, which materially and adversely affects any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof must be approved by holders of at least two thirds of the Series A Preferred Shares outstanding at the time. For purposes of the foregoing sentence, any amendment of the Declaration of Trust resulting in the Series A Preferred Shares remaining outstanding with the terms thereof materially unchanged, any increase in the authorized amount of Preferred Shares or any creation or issuance of any Parity Shares shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof.

     Ownership Limit. The general restrictions on transferability and ownership described in "--Restrictions on Ownership and Transfer" below apply to the Series A Preferred Shares.

     Preemptive Rights; Conversion; Redemption. Holders of Series A Preferred Shares do not have any preemptive rights. The Series A Preferred Shares are not convertible, redeemable or entitled to the benefit of any sinking fund, except that they may be purchased by the Company under certain provisions of the Declaration of Trust designed to enable the Company to preserve its status as a REIT under the Code. The Series A Preferred Shares may be redeemed by the Company as described below.

     On and after June 15, 2002, the Company, at its option and upon not less than 30 nor more than 60 days written notice, may redeem Series A Preferred Shares, in whole or part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions thereon to the date fixed for redemption subject to the following limitations and to compliance by the Company with the procedural requirements applicable to the redemption of Series A Preferred Shares. First, if less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company. Second, the redemption price of Series A Preferred Shares (other than the portion thereof consisting of accumulated and unpaid distributions) is payable solely out of the sale proceeds of other shares of beneficial interest of the Company and any rights (other than debt securities convertible into or exchangeable for such shares) or options to purchase any of the foregoing. Third, unless full cumulative distributions on all Series A Preferred Shares have been or contemporaneously are authorized and paid and a sum sufficient for the payment thereof set apart for all past distribution periods and the then current distribution period, no Series A Preferred Shares will be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for junior shares); provided, however, that the foregoing shall not prevent the purchase by the Company of Series A Preferred Shares in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

     Any Series A Preferred Shares that have been redeemed will, after such redemption, have the status of authorized but unissued preferred shares of beneficial interest, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

     Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of any outstanding Series A Preferred Shares will be entitled to receive out of the assets of the Company available for distribution to shareholders remaining after payment or provision for payment of all debts and other liabilities of the Company other than the Company's obligations with respect to any outstanding junior shares, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid distributions to the date of payment. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make such full payments to holders of Series A Preferred Shares and Parity Shares, then such assets will be distributed pro rata among holders of Series A Preferred Shares and Parity Shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with or into another corporation nor a merger of another corporation with or into the Company nor a sale, lease or conveyance of all or substantially all of the Company's property or business will be considered a liquidation, dissolution or winding up of the Company.

SERIES B PREFERRED SHARES

     Ranking. The Series B Preferred Shares rank on a parity with the Series A Preferred Shares and senior to the Common Shares as to priority for receiving distributions and amounts upon liquidation, dissolution or winding up of the Company.

     Distributions. Holders of the Series B Preferred Shares are entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 5.25% of the $50.00 liquidation preference per annum, an amount equal to $2.625 per share per annum, payable in equal amounts of $.65625 per share quarterly in cash. Distributions on the Series B Preferred Shares are cumulative and are payable on the fifteenth day of each February, May, August and November or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). Such distributions and any distribution payable on the Series B Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Trustees of the Company for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").

     No distribution on the Series B Preferred Shares will be authorized by the Board of Trustees if such authorization, payment or setting apart for payment would violate any agreement of the Company or is restricted or prohibited by law.

     If any Series B Preferred Shares are outstanding, no distributions will be authorized by the Board of Trustees or paid or set apart for payment on any shares of beneficial interest of the Company of any other series ranking, as to distributions or upon liquidation, on a parity with or junior to the Series B Preferred

Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to distributions with the Series B Preferred Shares, all distributions declared upon the Series B Preferred Shares and any other series of equity securities ranking on a parity as to distributions with the Series B Preferred Shares will be declared pro rata so that the amount of distributions declared per share of Series B Preferred Shares and such other series of equity securities shall in all cases bear to each other the same ratio that accumulated distributions per share on the Series B Preferred Shares and such other series of equity securities (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other equity securities of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution upon the Common Shares or any other equity securities of the Company ranking, as to distributions or upon liquidation, dissolution or winding up of the Company, junior to or on a parity with the Series B Preferred Shares nor shall any Common Shares or any other series of other equity securities of the Company ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by the Company (except by conversion into or exchange for other equity securities of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Company or by redemptions for the purpose of maintaining the Company's qualification as a REIT).

     Notwithstanding the foregoing, distributions on the Series B Preferred Shares will accumulate whether or not any of the foregoing restrictions exist in respect thereof, whether or not there are funds legally available for the payment thereof and whether or not such distributions are declared. Accumulated but unpaid distributions on the Series B Preferred Shares will not bear interest and holders of the Series B Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. Any distribution payment made on the Series B Preferred Shares shall first be credited against the earliest accumulated but unpaid distribution due with respect to such shares which remains payable.

     If the Company designates any portion of a dividend as a "capital gain dividend," a holder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of distributions paid to such holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares of beneficial interest for the year.

     If (a) the Registration Statement of which this Prospectus is a part, subject to certain exceptions, ceases to be effective or the related prospectus ceases to be usable in connection with resales of Series B Preferred Shares or the Common Shares issuable upon conversion or redemption of the Series B Preferred Shares or (b) the Series B Preferred Shares or the Common Shares issuable upon conversion or redemption of the Series B Preferred Shares are not approved for listing on the NYSE on or prior to the date that is 90 days after the date that is 30 days after the first anniversary of the Company's initial public offering (each such event referred to in clauses (a) and (b) above being a "Registration Default"), then the Company will pay additional distributions (the "Additional Distributions") on the Series B Preferred Shares, with respect to the first quarter immediately following the occurrence of such Registration Default in an amount equal to 0.25% of the liquidation preference per annum and with respect to the second quarter and all subsequent quarters following the occurrence of such Registration Default in an amount equal to 0.50% of the liquidation preference per annum until all Registration Defaults have been cured.

     Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Shares will be entitled to receive out of the assets of the Company available for distribution to shareholders remaining after payment or provisions for payment of all debts and other liabilities of the Company a liquidation preference of $50.00 per share, plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Common Shares or any other equity securities ranking junior to the Series B Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Company. None of (i) a consolidation or merger of the Company with or into another entity, (ii) a merger of another entity with or into the Company, (iii) a statutory share exchange by the Company or (iv) a sale, lease or conveyance of all or substantially all of the Company's property or business shall be considered a liquidation, dissolution or winding up of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment due to holders of the Series B Preferred Shares and the corresponding amounts payable on all other equity securities of the Company ranking on a parity with the Series B Preferred Shares as to liquidation rights, then the holders of the Series B Preferred Shares and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     Redemption. Except in certain circumstances relating to the preservation of the Company's status as a REIT for federal income tax purposes, the Series B Preferred Shares are not redeemable prior to February 15, 2003. On and after February 15, 2003, the Series B Preferred Shares will be redeemable by the Company, in whole or in part, at the option of the Company, for such number of Common Shares as equals the liquidation preference of the Series B Preferred Shares to be redeemed divided by the Conversion Price as of the opening of business on the date set for such redemption (equivalent initially to a conversion rate of 1.40056 Common Shares per each Series B Preferred Share) (the "Share Redemption Right"). The Company may exercise the Share Redemption Right only if for 20 trading days within any period of 30 consecutive trading days, including the last day of such period, the closing price of the Common Shares on the NYSE exceeds $41.055 per share, subject to adjustment under the circumstances described below under "--Conversion Price Adjustments." To exercise the Share Redemption Right, the Company must issue a press release announcing the redemption and the number of Series B Preferred Shares to be redeemed prior to the opening of business on the second trading day after the conditions described in the preceding sentence have, from time to time, been met, but may not issue a press release prior to December 15, 2002.

     Notice of redemption pursuant to the Share Redemption Right will be given by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series B Preferred Shares not more than four business days after the Company issues the press release announcing its intention to redeem the Series B Preferred Shares. The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company issues such press release.

     On and after February 15, 2003, the Series B Preferred Shares may be redeemed at the option of the Company, upon giving notice as provided below, in whole or from time to time in part, at the following redemption prices per Series B Preferred Share if redeemed during the twelve-month period beginning February 15 of the year indicated below, plus, in each case, all distributions accumulated and unpaid on the Series B Preferred Shares to the date of such redemption (the "Cash Redemption Right"):

                                                                 REDEMPTION PRICE PER
                            YEAR                               SERIES B PREFERRED SHARE
                            ----                               ------------------------
2003........................................................           $51.1667
2004........................................................            50.8750
2005........................................................            50.5833
2006........................................................            50.2917
2007 and thereafter.........................................            50.0000

     The Company will not exercise its option to redeem the Series B Preferred Shares pursuant to the Cash Redemption Right unless the redemption price (other than the portion thereof consisting of accumulated and unpaid distributions) for the exercise of the Cash Redemption Right is paid solely out of the sale proceeds of other equity securities of the Company, which may include other series of Preferred Shares, and from no other source.

     Notice of redemption pursuant to the Cash Redemption Right will be mailed, not less than 30 nor more than 60 days prior to the Series B Preferred Share Redemption Date, to each holder of record of Series B Preferred Shares to be redeemed, notifying such holder of the Company's election to redeem such shares, stating (i) the date fixed for redemption thereof, (ii) the redemption price,
(iii) the number of shares to be redeemed (and, if fewer than all of the Series B Preferred Shares are to be redeemed, the number of shares to be redeemed from such holder), (iv) the place(s) where the Series B Preferred Shares are to be surrendered for payment, (v) that distributions on the shares to be redeemed will cease to accumulate on such redemption date and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate.

     The Series B Preferred Shares will be subject to mandatory redemption on February 15, 2008 at a price of $50.00 per Series B Preferred Share, plus accumulated and unpaid distributions to such date.

     Any date fixed for redemption pursuant to the foregoing provisions is referred to as a "Series B Preferred Share Redemption Date."

     If fewer than all of the outstanding Series B Preferred Shares are to be redeemed or exchanged pursuant to the Share Redemption Right or the Cash Redemption Right, the Series B Preferred Shares to be redeemed or exchanged will be determined pro rata or by lot or in such other manner as prescribed by the Company's Board of Trustees. If such redemption or exchange is to be by lot and as a result of such redemption or exchange any holder of Series B Preferred Shares would become a holder of a number of Series B Preferred Shares in excess of the Ownership Limit because such holder's Series B Preferred Shares were not redeemed or exchanged, or were only redeemed or exchanged in part, then, except in certain instances, the Company will redeem or exchange the requisite number of Series B Preferred Shares of such holder such that he will not hold in excess of the Ownership Limit subsequent to such redemption or exchange. In addition, the Company may redeem or exchange Series B Preferred Shares in certain circumstances relating to the maintenance of its ability to qualify as a REIT for federal income tax purposes.

     On or after the Series B Preferred Share Redemption Date, each holder of Series B Preferred Shares to be redeemed or exchanged must present and surrender the certificates representing his Series B Preferred Shares to the Company at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing Series B Preferred Shares as the owner thereof and each surrendered certificate will be canceled. If fewer than all the shares represented by any such certificate representing Series B Preferred Shares are to be redeemed or exchanged, a new certificate will be issued representing the unredeemed or unexchanged shares. From and after the Series B Preferred Share Redemption Date (unless the Company defaults in payment of the redemption price), all distributions on the Series B Preferred Shares called for redemption or exchange will cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions to the Series B Preferred Share Redemption
Date), will cease and terminate and such shares will not thereafter be transferred (except with the consent of the Company) on the Company's books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to a Series B Preferred Share Redemption Date relating to its Cash Redemption Right, may irrevocably deposit the redemption price of the Series B Preferred Shares so called for redemption (including accumulated and unpaid distributions thereon) in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series B Preferred Shares to be redeemed or exchanged will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than such Series B Preferred Share Redemption Date) against payment of the redemption price (including all accumulated and unpaid distributions to such Series B Preferred Share Redemption
Date). Any money so deposited which remains unclaimed by the holders of the Series B

Preferred Shares at the end of two years after the Series B Preferred Share Redemption Date will be returned by such bank or trust company to the Company.

     Notwithstanding the foregoing, unless full cumulative distributions on all Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the current distribution period, no Series B Preferred Shares will be redeemed or exchanged unless all outstanding Series B Preferred Shares are simultaneously redeemed or exchanged; provided, however, that the foregoing will not prevent the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares. In addition, unless full cumulative distributions on all outstanding Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distributions periods and the then current distribution period, the Company will not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares or any other equity securities of the Company ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation, dissolution or winding up of the Company (except by conversion into or exchange for equity securities of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Company or by redemptions for the purposes of maintaining the Company's qualification as a
REIT).

     Fractional Common Shares are not to be issued upon redemption of the Series B Preferred Shares pursuant to the Share Redemption Right, but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Shares on the trading day prior to the Series B Preferred Share Redemption Date.

     Voting Rights. Holders of Series B Preferred Shares will not have any voting rights, except as provided by law and as described below.

     Whenever distributions on any Series B Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of Series B Preferred Shares (voting separately as a class with all other equity securities ranking on a parity with the Series B Preferred Shares as to distributions and liquidation rights upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company who will be elected for a one year term. Such election shall be held at a special meeting of the shareholders and at each subsequent annual meeting until all arrearages and the distributions on the Series B Preferred Shares and such other series of Preferred Shares upon which like voting rights have been conferred and are exercisable for the then current distribution period have been fully paid or a sum sufficient for the full payment thereof has been set aside. Vacancies for trustees elected by holders of Series B Preferred Shares and any other such series of Preferred Shares shall be filled by the remaining trustee so elected then in office or, if there is no such remaining trustee, by vote of holders of a majority of the outstanding Series B Preferred Shares and any other such series of Preferred Shares voting as a single class. A trustee elected by the holders of Series B Preferred Shares and any other such series of Preferred Shares may be removed with or without cause and only by vote of holders of a majority of the outstanding Series B Preferred Shares and any other such series of Preferred Shares voting as a single class.

     So long as any Series B Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class),
(i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest of the Company ranking prior to Series B Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up of the Company, or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust or the Articles Supplementary for the Series B Preferred Shares, whether by merger or consolidation (an "Event") or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such Series B Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as Series B Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of holders of Series B Preferred Shares; and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized Series B Preferred Shares or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Series B Preferred Shares with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Company, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series B Preferred Shares have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     Conversion Rights. Subject to the restrictions on transfer and ownership described below in "--Restrictions on Ownership and Transfer," the Series B Preferred Shares will be convertible in whole or in part at any time, at the option of the holders thereof, into Common Shares at a conversion price of $35.70 per Common Share (equivalent to a conversion rate of 1.40056 Common Shares for each Series B Preferred Shares), subject to adjustment as described below (the "Conversion Price"). The right to convert Series B Preferred Shares called for redemption will terminate at the close of business on a Series B Preferred Share Redemption Date. For information as to notices of redemption, see "--Redemption" above.

     Conversion of Series B Preferred Shares, or a specified portion thereof, may be effected by delivering certificates representing Series B Preferred Shares together with written notice of conversion and a proper assignment of such certificates to the office of Boston EquiServe LLP, the conversion agent for the Series B Preferred Shares. Currently, such office is the principal corporate trust office of First National Bank of Boston, Boston, Massachusetts.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates representing Series B Preferred Shares shall have been surrendered and notice shall have been received by the Company as aforesaid (and if applicable, payment of any amount equal to the distribution payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

     Holders of Series B Preferred Shares at the close of business on a Distribution Record Date will be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the conversion of such shares following such Distribution Record Date and prior to such Distribution Payment Date. However, certificates representing Series B Preferred Shares surrendered for conversion during the period between the close of business on any Distribution Record Date and ending with the opening of business on the corresponding Distribution Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Series B Preferred Share Redemption Date during such period or coinciding with such Distribution Payment Date) must be accompanied by payment of an amount equal to the distribution payable on such shares on such Distribution Payment Date. A holder of Series B Preferred Shares on a Distribution Record Date who (or whose transferee) tenders any such shares for conversion into Common Shares on such Distribution Payment Date will receive the distribution payable by the Company on such Series B Preferred Shares on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of certificates representing such Series B Preferred Shares for conversion. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distribution on the Common Shares that are issued upon such conversion.

     Fractional Common Shares will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Shares at the close of business on the trading day prior to the conversion date.

     Conversion Price Adjustments. The Conversion Price is subject to adjustment upon certain events, including (i) the payment of distributions payable in Common Shares on any class or series of shares of beneficial interest of the Company, (ii) the issuance to all holders of Common Shares of certain rights or warrants entitling them to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) at a price per share less than the fair market value per share of Common Shares, (iii) subdivisions, combinations and reclassifications of Common Shares, (iv) distributions to all holders of Common Shares of evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants and distributions referred to above and distributions paid in cash out of equity, including revaluation equity, applicable to Common Shares), (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Shares to the extent such distributions, combined with (A) all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company for Common Shares concluded within the preceding 12 months in respect of which no adjustment has been made, but only to the extent that the consideration payable in respect of such tender offers exceeds the current market price of the Common Shares acquired in such tender offers, exceeds 15% of the Company's market capitalization (being the product of the then current market price of the Common Shares times the number of Common Shares then outstanding) on the record date for such distribution and
(vi) a tender offer made by the Company or any Subsidiary for all or any portion of the Common Shares shall expire and such tender offer shall require payment to shareholders of aggregate consideration having a fair market value that combined with (Y) the aggregate of the cash plus the fair market value, as of the expiration of such tender offer, of consideration payable in respect of any other tender offer by the Company or any Subsidiary for all or any portion of the Common Shares expiring within 12 months preceding the expiration of such tender offer and in respect of which no adjustment to this section (vi) has been made, but only to the extent that the consideration payable in respect of such expired tender offer exceeds the current market price of the Common Shares acquired in such tender offer, and (Z) the aggregate amount of any distributions to all holders of Common Shares made exclusively in cash within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to section (v) has been made, exceeds 15% of the product of the current market price per share of the Common Shares as of the last time tenders could have been made pursuant to such tender offer times the number of Common Shares outstanding (including tendered shares). In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Shares.

     In case the Company shall be a party to any transactions (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Shares or sale of all or substantially all of the Company's assets), in each case as a result of which Common Shares will be converted into the right to receive shares of common stock or beneficial interest, securities or other property (including cash or any combination thereof), each Series B Preferred Share will thereafter be convertible into the kind and amount of shares of stock or beneficial interest, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Common Shares or faction thereof into which one Series B Preferred Share was convertible immediately prior to such transaction, assuming such holder of Common Shares failed to exercise any rights of election (provided that if the kind and amount of stock or beneficial interest, securities and other property so receivable is not the same for each non-electing share, the kind and amount so receivable by each non-electing share shall be deemed to be the kind and amount received per share by a plurality of non-electing shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     No adjustment of the Conversion Price is required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

     Ownership Limit. The restrictions on transferability and ownership described in "--Restrictions on Ownership and Transfer" below apply to the Series B Preferred Shares.

POWER TO ISSUE ADDITIONAL COMMON SHARES AND PREFERRED SHARES

     The Company believes that the power of the Board of Trustees to issue additional authorized but unissued Common Shares or Preferred Shares and to classify or reclassify unissued Common Shares or Preferred Shares and thereafter to cause the Company to issue such classified or reclassified shares of beneficial interest will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Shares, will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Trustees has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

     Because the Board of Trustees believes it is desirable for the Company to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit. The ownership attribution rules under the Code are complex and may cause Common Shares or any series of Preferred Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.9% of the Common Shares or any series of Preferred Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Common Shares or any series of Preferred Shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.9% of the outstanding Common Shares (or such series of Preferred Shares) and thus subject such Common Shares (or such series of Preferred Shares) to the Ownership Limit. The Board of Trustees will grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon the advice of counsel or a ruling from the IRS, that such ownership will not cause a person who is an individual to be treated as owning Common Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Trustees may require undertakings or representations from the applicant with respect to preserving the REIT status of the Company. Under certain circumstances, the Board of Trustees may, in its sole and absolute discretion, grant an exemption for individuals to acquire Preferred Shares in excess of the Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made.

     The Declaration of Trust permits the Board of Trustees to increase the Ownership Limit with respect to any class or series of shares of beneficial interest of the Company; provided, however, that, after giving effect to such increase, five beneficial owners of Common Shares may not beneficially own in the aggregate more than 49.5% of the outstanding Common Shares. Pursuant to this provision, the Board of Trustees established the Ownership Limit with respect to the Series B Preferred Shares as the greater of (i) 9.9% of the Series B Preferred Shares (in value or number, whichever is more restrictive) or (ii) such number of Series B

Preferred Shares such that five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h) (3) of the Code (taking into account all Excepted Holders (as defined in the Declaration of Trust), could not Beneficially Own (as defined in the Declaration of Trust), in the aggregate, more than 49.5% of the value of the outstanding shares of beneficial interest of the Company.

     The Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of the Company if such transfer would result in shares of beneficial interest of the Company being owned by fewer than 100 persons.

     Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of the Company that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT.

     If any purported transfer of shares of beneficial interest of the Company or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in the Declaration of Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "excess shares") and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") will cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who will be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee will have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the excess shares will be void.

     In addition, shares of beneficial interest of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date of the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of beneficial interest held in the Company. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5% as provided in the rules and regulations promulgated under the Code) of the lesser of the number or value of the outstanding shares of beneficial interest of the Company must give a written notice to the Company by January 31 of each year. In addition, each shareholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of the Company's shares of beneficial interest might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

TRANSFER AGENT, REGISTRAR, CONVERSION AGENT AND DISTRIBUTION DISBURSING AGENT

     The transfer agent, registrar and distribution disbursing agent for the Common Shares, the Series A Preferred Shares and the Series B Preferred Shares is Boston EquiServe LLP, an affiliate of First National Bank of Boston. In addition, Boston EquiServe LLP is the conversion agent for the Series B Preferred Shares.

GLOBAL SECURITIES

     The Series B Preferred Shares are evidenced by one or more global certificates (the "Global Securities"), which are deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede"), as DTC's nominee.

     Holders may hold their interests in any of the Global Securities directly through DTC, or indirectly through organizations which are participants in DTC ("Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

     Holders who are not Participants may beneficially own interests in a Global Security held by DTC only through Participants, including certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, and have indirect access to the DTC system ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of any Global Security, Cede for all purposes will be considered the sole holder of such Global Security. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holder thereof.

     The Company will not have any responsibility for the performance by DTC or their Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Series B

Preferred Shares only at the direction of one or more Participants whose accounts are credited with DTC interests in a Global Security.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold Securities for its Participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Series B Preferred Shares under the DTC system must be made by or through Participants, which will receive a credit for the Series B Preferred Shares on DTC's records. The ownership interest of each actual purchaser of each Series B Preferred Share (a "Beneficial Owner") is in turn to be recorded on the Participant's and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series B Preferred Shares are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series B Preferred Shares, except in the event that use of the book-entry system for the Series B Preferred Shares is discontinued.

     The deposit of Series B Preferred Shares with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series B Preferred Shares; DTC's records reflect only the identity of the Participants whose accounts such Series B Preferred Shares are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may, and the restrictions described under "Notice to Investors" shall, impair the ability to transfer beneficial interests in the Global Security.

     Redemption notices shall be sent to Cede. If less than all of the Series B Preferred Shares represented by the Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Participant therein to be redeemed.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Distributions and other payments in respect of the Series B Preferred Shares will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Distributions and other payments in respect of the Series B Preferred Shares to DTC is the responsibility of the Company; disbursement of such payments to Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants. The Company will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     DTC may discontinue providing its services as securities depository with respect to the Series B Preferred Shares at any time by giving reasonable notice to the Company. If DTC notifies the Company that it is unwilling or unable to continue as depository for any Global Security or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act when DTC is required to be so registered to act as such depository and no successor depository shall have been appointed within 90 days of such notification or of the Company becoming aware of DTC's ceasing to be so registered, as the case may be, certificates for the Series B Preferred Shares will be printed and delivered in exchange for interests in such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Series B Preferred Shares registered in such names as DTC shall direct. It is expected that such instruction will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the Series B Preferred Shares will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

                              SELLING SHAREHOLDERS

     The Selling Shareholders acquired their Offered Shares in a private placement in February 1998. The following table provides the name of each Selling Shareholder, the number of Offered Shares owned by each Selling Shareholder before the offering to which this Prospectus relates, and the number of Offered Shares offered hereby each Selling Shareholder. Since the Selling Shareholders may sell all or some of their Offered Shares, no estimate can be made of the number of Offered Shares that will be sold by the Selling Shareholders or that will be owned by the Selling Shareholders upon completion of the offering. There is no assurance that the Selling Shareholders will sell any of the Offered Shares. The Offered Shares represent all of the Series B Preferred Shares outstanding as of the date hereof.

                                                              NUMBER OF OFFERED
                                                              SHARES OWNED AND
                NAME OF SELLING SHAREHOLDER                    OFFERED HEREBY
                ---------------------------                   -----------------
Toronto Dominion (New York), Inc. ..........................        357,000
The Travelers Indemnity Company.............................        172,668
Highbridge Capital Corporation..............................        125,000
The Travelers Insurance Company.............................        110,999
Canadian Imperial Holdings, Inc.............................        100,000
Lutheran Brotherhood........................................         75,000
Smith Barney Inc............................................         70,000
Teachers Insurance and Annuity Association of America.......         50,000
Commonwealth Life Insurance Comp.--(Teamsters--Camden
  Non-Enhanced).............................................         40,000
The Concordia Retirement Plan of the Lutheran
  Church--Missouri Synod....................................         40,000
JMG Convertible Investments, L.P............................         30,000
Triton Capital Investments, Ltd.............................         30,000
CPR (USA) Inc...............................................         12,500
Libertyview Plus Fund.......................................         12,500
The Travelers Life & Annuity Company........................         12,333
Travelers Series Managed Assets Trust.......................          6,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........          3,000
Travelers Series Trust Convertible Bond Portfolio...........          2,000
     SUBTOTAL...............................................      1,249,000
                                                                  ---------
Unnamed holders of Offered Shares or any future transferees, pledgees, donees or successors of or from any such unnamed
  holders...................................................      4,751,000
                                                                  ---------
     TOTAL..................................................      6,000,000
                                                                  =========

---------------

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain federal income tax considerations relating to the acquisition, ownership and disposition of the Series B Preferred Shares. The following description is for general information only, is not exhaustive of all possible tax considerations, and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax consequences. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable for all shareholders in the Company. It does not discuss all aspects of federal income taxation that might be relevant to a specific shareholder in light of its particular investment or tax circumstances. The description does not purport to deal with aspects of taxation that may be relevant to shareholders subject to special treatment under the federal income tax laws. This discussion does not address the taxation of the Company, the impact on the Company of its election to be taxed as a REIT or the federal income tax considerations relevant to holders of Common Shares. Such matters are addressed in the Company's Annual Report under the caption "Federal Income Tax Considerations."

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

     As used in this section, the term "the Company" refers solely to Equity Office Properties Trust.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE ACQUISITION, OWNERSHIP AND SALE OF SERIES B PREFERRED SHARES IN LIGHT OF ITS SPECIFIC TAX AND INVESTMENT SITUATIONS AND THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS APPLICABLE TO IT.

TAXATION OF HOLDERS OF SERIES B PREFERRED SHARES

     DIVIDENDS AND OTHER DISTRIBUTIONS; BACKUP WITHHOLDING. For a discussion of the taxation of the Company, the treatment of dividends and other distributions with respect to shares of the Company, and the backup withholding rules, see the discussions in the Company's Annual Report under the captions "Federal Income Tax Considerations--Taxation of the Company as a REIT--General" and "--Taxation of Taxable U.S. Shareholders of the Company Generally." In determining the extent to which a distribution on the Series B Preferred Shares constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the Series B Preferred Shares and the Series A Preferred Shares, and second to distributions with respect to the Company Common Shares.

     TAX CONSEQUENCES UPON CONVERSION OF SERIES B PREFERRED SHARES INTO COMMON SHARES AT THE PREFERRED HOLDER'S OPTION AND REDEMPTION OF SERIES B PREFERRED SHARES FOR COMMON SHARES AT THE OPTION OF THE COMPANY. Generally, except with respect to cash received in lieu of fractional shares, and except in the case of non-U.S. holders of the Series B Preferred Shares under certain circumstances (see the discussion in the Company's Annual Report under the caption "Federal Income Tax Considerations--Taxation of Non-U.S. Shareholders of the Company"), no gain or loss will be recognized upon the conversion of Series B Preferred Shares into Common Shares or upon the Redemption of Series B Preferred Shares for Common Shares at the option of the Company. The tax basis of a holder of Series B Preferred Shares (a "Preferred Holder") in the Common Shares received will equal such holder's tax basis in the Series B Preferred Shares surrendered in the conversion, reduced by any basis attributable to fractional shares deemed received and the holding period for the Common Shares received will include the Preferred Holder's holding period for the Series B Preferred Shares exchanged therefor. Based on the Service's present advance ruling policy, cash received in lieu of a fractional Common Share upon conversion of Series B Preferred Shares should be treated as a payment in redemption of the fractional interest in such Common Share. See "--Redemption of Series B Preferred Shares" below.

     DEEMED DIVIDENDS ON SERIES B PREFERRED SHARES. The Conversion Price of the Series B Preferred Shares may be adjusted if the Company makes certain distributions of stock, cash or other property to its shareholders. While the Company does not presently contemplate making such a distribution, if the Company does make a distribution of cash or other property that results in an adjustment to the Conversion Price, a Preferred Holder may be viewed as having received a "deemed distribution" that is taxable as a dividend under Sections 301 and 305 of the Code. See "Federal Income Tax Considerations--Taxation of Taxable U.S. Shareholders of the Company Generally--Distributions by the Company" in the Company's Annual Report.

     REDEMPTION OF SERIES B PREFERRED SHARES FOR CASH. The treatment accorded to any redemption by the Company for cash (as distinguished from a sale, exchange or other disposition) of Series B Preferred Shares can only be determined on the basis of particular facts as to each Preferred Holder at the time of redemption. (For a discussion of the treatment of a redemption of Series B Preferred Shares for Common Shares, see "Tax Consequences Upon Conversion of Series B Preferred Shares into Common Shares at the Preferred Holder's

Option and Redemption of Series B Preferred Shares for Common Shares at the Option of the Company" above.) In general, a Preferred Holder will recognize capital gain or loss measured by the difference between the amount received by the Preferred Holder upon the redemption and such holder's adjusted tax basis in the Series B Preferred Shares redeemed (provided the Series B Preferred Shares are held as a capital asset) if such redemption (i) results in a "complete termination" of the Preferred Holder's interest in all classes of stock of the Company under Section 302(b)(3) of the Code or (ii) is "not essentially equivalent to a dividend" with respect to the Preferred Holder within the meaning of Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any Series B Preferred Shares owned by the Preferred Holder, but also such Preferred Holder's ownership of Common Shares, Series A Preferred Shares, and any options (including stock purchase rights) to acquire any of the foregoing. The Preferred Holder also must take into account any such securities (including options) which are considered to be owned by such Preferred Holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

     If a Preferred Holder owns (actually or constructively) no Common Shares or Series A Preferred Shares or an insubstantial percentage of the outstanding Common Shares and Series A Preferred Shares, based upon current law, it is possible that a redemption of Series B Preferred Shares from a Preferred Holder would be considered "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances and a Preferred Holder intending to rely on any of these tests at the time of redemption should consult its own tax adviser to determine their application to its particular situation.

     If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Series B Preferred Shares will be treated as a distribution on the Series B Preferred Shares as described under "Federal Income Tax Considerations--Taxation of Taxable U.S. Shareholders of the Company Generally." If the redemption is taxed as a dividend, the Preferred Holder's adjusted tax basis in the Series B Preferred Shares redeemed will be transferred to any other stockholdings of the Preferred Holder in the Company. If the Preferred Holder owns no other Stockholdings in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

     REDEMPTION PREMIUM. Under Section 305 of the Code and the applicable Treasury Regulations, if the redemption price of the Series B Preferred Shares exceeds its issue price by more than a de minimis amount or is not solely in the nature of a penalty for a premature redemption, the amount of such excess may be deemed to be a constructive distribution (treated as a dividend to the extent of the Company's current and accumulated earnings and profits) taxable to the Preferred Holder over the period during which the Series B Preferred Shares cannot be redeemed (as if it were original issue discount on a debt instrument) (the "Economic Accrual Rule").

     A redemption premium is considered de minimis if it is less than the product of 0.25% multiplied by the number of years until redemption, multiplied by the issue price of the Series B Preferred Shares. A redemption premium is considered to be a penalty for premature redemption only if it is paid as a result of changes in economic or market conditions over which the Company or the Preferred Holder does not have legal or practical control. Even if the redemption premium is greater than a de minimis amount, a Preferred Holder will not have to take the redemption premium into income pursuant to the Economic Accrual Rule unless the Series B Preferred Shares are (i) mandatorily redeemable, (ii) redeemable at the Preferred Holder's option, or (iii) redeemable at the Company's option and, at the time of issue, based on all of the facts and circumstances, it is more likely than not that the Company will exercise such option.

     The Company believes that a Preferred Holder will not have to take the redemption premium on the Series B Preferred Shares into income pursuant to the Economic Accrual Rule because (i) based on all of the facts and circumstances, at the time of issue, the Company believed that it was not more likely than not that the Company will redeem the Series B Preferred Shares at the time when the redemption premium is greater than a de minimis amount and (ii) at the time that the Series B Preferred Shares are mandatorily redeemable, the Company believes that the redemption premium will be zero.

     SPECIAL CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS. There are several special considerations for prospective purchasers of Series B Preferred Shares who are Non-U.S. Shareholders for U.S. federal tax purposes.

     For a description of these special considerations, see "Federal Income Tax Considerations--Taxation of Non-U.S. Shareholders of the Company" in the Company's Annual Report.

RECENT CHANGES TO CAPITAL GAIN TAXATION.

     The Internal Revenue Service Restructuring and Reform Act of 1998, which was signed into law on July 22, 1998, reduced the required holding period for the application of the 20% and 25% capital gain tax rates from more than 18 months to more than 12 months for sales of capital gain assets on or after January 1, 1998. It is expected that the IRS will issue clarifying guidance (most likely applying the same principles set forth in IRS Notice 97-64) regarding the application of the new holding period requirement to capital gain dividend designations by REITs.

                              PLAN OF DISTRIBUTION

     Any of the Selling Shareholders may from time to time, in one or more transactions, sell all or a portion of the Offered Shares on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Series B Preferred Shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Offered Shares from time to time will be determined by the Selling Shareholders and, at the time of such determination, may be higher or lower than the market price of the Series B Preferred Shares on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of Offered Shares for whom they may act as agents, and underwriters may sell Offered Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The Offered Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Offered Shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) an exchange distribution in accordance with the rules of the NYSE; (e) privately negotiated transactions; and (f) underwritten transactions. The Selling Shareholders and any underwriters, dealers or agents participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Shares by the Selling Shareholders and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When a Selling Shareholder elects to make a particular offer of Offered Shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Shareholder and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the Offered Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Offered Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The Company has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Offered Shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of counsel and accountants for the Company. The Selling Shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholders and share transfer and other taxes attributable to the sale of the Offered Shares. The Company also has agreed to indemnify each of the Selling Shareholders and their respective officers, directors and trustees and each person who controls (within the meaning of the Securities Act) such Selling Shareholder against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the Selling Shareholders has agreed to indemnify the Company, its officers and trustees and each person who controls (within the meaning of the Securities Act) the Company, and each of the other Selling Shareholders, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Shareholder; provided, however, that the indemnification obligation is several, not joint, as to each Selling Shareholder.

                                    EXPERTS

     The consolidated financial statements of Equity Office Properties Trust appearing in Equity Office Properties Trust's Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended December 31, 1997 and the statements of revenue and certain expenses for the Denver Post Tower, 301 Howard Street and 215 Fremont Street, the Mountain Properties, Millenium Plaza, Polk & Taylor, Colonnade I, Colonnade II and the Walker Building and Columbia Seafirst Center appearing in the Current Report of Equity Office Properties Trust on Form 8-K dated June 26, 1998; have all been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Beacon Properties Corporation, appearing in the Current Report on Form 8-K/A of Equity Office Properties Trust filed with the Commission on February 18, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Offered Shares has been passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain tax matters have been passed upon by Hogan & Hartson L.L.P., Washington, D.C., special tax counsel to the Company.

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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE OFFERED SHARES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Special Note Regarding Forward-
  Looking Statements.................       2
Available Information................       2
Incorporation of Certain Documents by
  Reference..........................       2
The Company..........................       4
No Proceeds to the Company...........       4
Ratio of Earnings to Combined Fixed
  Charges and Preferred Share
  Distributions......................       4
Shares of Beneficial Interest........       5
Selling Shareholders.................      20
Federal Income Tax Considerations....      20
Plan of Distribution.................      23
Experts..............................      24
Legal Matters........................      24


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                                6,000,000 SHARES
                                 EQUITY OFFICE
                                PROPERTIES TRUST

                5.25% SERIES B CONVERTIBLE, CUMULATIVE SHARES OF
                              BENEFICIAL INTEREST

                            -----------------------
                                   PROSPECTUS
                            -----------------------
                               SEPTEMBER 4, 1998
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